UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): July 15, 2015

EXELIXIS, INC. (Exact name of registrant as specified in its charter)

Delaware	0-30235	04-3257395
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

210 East Grand Ave.
South San Francisco, California 94080
(Address of principal executive offices) (Zip Code)

(650) 837-7000
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 15, 2015, Exelixis, Inc. ("Exelixis") appointed Christopher J. Senner, who is 48 years old, as Executive Vice President and Chief Financial Officer (and in such capacity, as Exelixis' principal financial officer and principal accounting officer, as defined under applicable securities laws). Prior to joining Exelixis, Mr. Senner served as Vice President, Corporate Finance for Gilead Sciences, Inc., a biopharmaceutical company, from March 2010 to July 2015, where he was accountable for controllership and operational financial planning and analysis, including research and development, manufacturing, commercial operations, and tax and treasury planning. Mr. Senner previously spent eighteen years at Wyeth in a variety of financial roles with increasing responsibility, most notably as Chief Financial Officer of Wyeth's U.S. pharmaceuticals business and the BioPharma Business Unit. Mr. Senner is a Certified Public Accountant and holds a Bachelor of Science in Finance from Bentley College.

Mr. Senner’s annual base salary is $500,000 and his target bonus is 45% of his annual base salary, each of which will be prorated for 2015. Mr. Senner also received (i) a time-based stock option award in the amount of 350,000 shares, with an exercise price of $3.66 per share, the fair market value of Exelixis' common stock on the date of grant, determined by the Compensation Committee to be July 15, 2015, the date he commenced employment with the company (the "Grant Date"), which option will vest as to 1/4th of the original number of shares subject to the option on the one-year anniversary of the Grant Date and thereafter as to 1/48th of the original number of shares subject to the option on each monthly anniversary of the Grant Date and (ii) a restricted stock unit award in the amount of 100,000 shares, which will vest in full on the one-year anniversary of the Grant Date.

Mr. Senner is eligible to receive equity awards under Exelixis' equity incentive plans and is a participant in Exelixis' Change in Control and Severance Benefit Plan. If Mr. Senner's employment terminates due to an involuntary termination without cause or a constructive termination during a period starting one month prior to and ending 13 months following a change in control of Exelixis, then he would be entitled to the following benefits under Exelixis' Change in Control and Severance Benefit Plan: (i) a cash payment equal to the sum of his base salary and target bonus for 18 months; (ii) the vesting of up to all of his stock options and restricted stock units will accelerate in full and the exercise period of such stock options will be extended to the later of (A) 12 months after the change in control and (B) the post-termination exercise period provided for in the applicable option agreement, and any reacquisition or repurchase rights held by the Company in respect of common stock issued or issuable pursuant to stock awards shall lapse; (iii) payment of COBRA premiums, or the cash equivalent thereof, for any health, dental or vision plan sponsored by Exelixis for a period of up to18 months; and (iv) payment of outplacement services for 18 months, subject to a $30,000 limit. If Mr. Senner's employment terminates due to an involuntary termination without cause or a constructive termination not in connection with a change in control of Exelixis, under Exelixis' Change in Control and Severance Benefit Plan he would be entitled to a cash payment equal to the sum of his base salary and target bonus for a period of six months and payment of COBRA premiums, or the cash equivalent thereof, for any health, dental or vision plan sponsored by Exelixis for a period of six months.

The foregoing summary of Mr. Senner's compensation is qualified in its entirety by reference to the text of his offer letter, dated June 30, 2015, a copy of which will be filed with Exelixis' quarterly report on Form 10-Q for the quarterly period ended July 3, 2015.

Mr. Senner has no family relationships with any of Exelixis' directors or executive officers, and he has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Concurrent with Mr. Senner's appointment, Exelixis and Deborah Burke, Exelixis' Senior Vice President and current Chief Financial Officer mutually agreed that Ms. Burke would cease to be Exelixis' Chief Financial Officer. Ms. Burke will continue to serve as Exelixis' Senior Vice President, Finance and Controller.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EXELIXIS, INC.

July 15, 2015	/s/ JEFFREY J. HESSEKIEL
Date	Jeffrey J. Hessekiel
Executive Vice President, General Counsel and Secretary